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                                                              EXHIBIT 99.B10(A)



                [VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]




                                                 March 28, 1996


Kemper Europe Fund
120 South LaSalle Street
Chicago, Illinois  60603


Ladies and Gentlemen:

  Reference is made to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Europe Fund (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the Fund.

  We have acted as counsel to the Fund since its inception and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinion dated March 28, 1996 by Ropes & Gray of Boston, Massachusetts, and assuming that the Fund's Agreement and Declaration of Trust dated June 12, 1995, as amended on November 20, 1995 and the By-Laws of the Fund adopted December 5, 1995 are presently in full force and effect and have not been further amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on December 5, 1995 and March 6, 1996 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a duly organized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares; and (b) upon the issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the opinion from Ropes & Gray).

  This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Pre-Effective Amendment.

                                        Very truly yours,

                                        /s/Vedder, Price, Kaufman & Kammholz

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

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